Exhibit 77(c)

                MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

     A Special Meeting of Shareholders of Pilgrim High Total Return I Fund ("High Total Return I"), a series of Pilgrim Mayflower Trust Funds, was held on March 15, 2001, for the purpose of approving the reorganization of High Total Return I into the Pilgrim High Yield II Fund, a series of Pilgrim Mutual Funds, whereby High Total Return I would transfer its assets to the Pilgrim High Yield II Fund in exchange for the applicable class of Shares of the Pilgrim High Yield II Fund and assumption by Pilgrim High Yield II Fund of High Total Return II's liabilities (For: 30,454,570, Against: 634,458).

     A Special Meeting of Shareholders of Pilgrim High Total Return II Fund ("High Total Return II"), a series of Pilgrim Mayflower Trust Funds, was held on March 15, 2001, for the purpose of approving the reorganization of High Total Return II into the Pilgrim High Yield II Fund, a series of Pilgrim Mutual Funds, whereby High Total Return II would transfer its assets to the Pilgrim High Yield II Fund in exchange for the applicable class of Shares of the Pilgrim High Yield II Fund and assumption by Pilgrim High Yield II Fund of High Total Return II's liabilities (For: 10,536,584, Against: 196,896).